Exhibit 99.1

FOR IMMEDIATE RELEASE

Vertex Pharmaceuticals Announces Agreements to Exchange
$40.5 Million of its Convertible Senior Subordinated Notes
Due 2007 for Common Stock

Cambridge, MA, September 9, 2005 – Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) announced today that four holders of its 5% Convertible Subordinated Notes due 2007 have agreed to exchange $40,450,000 in aggregate principal amount plus approximately $955,000 of accrued interest on those notes for approximately 2,452,000 shares of the Company’s common stock.

The Company anticipates that the exchanges will be completed by the close of business today.  Upon completion of the exchanges, the aggregate principal amount of the Company’s 5% Convertible Subordinated Notes due 2007 will be reduced to approximately $42.1 million in aggregate principal amount.  Upon issuance of the common stock in exchange for the notes, the Company will have approximately 98.3 million shares of common stock outstanding.

The Company expects to incur a non-cash charge of approximately $36.0 million as a result of the exchanges.  This charge is related to the incremental shares to be issued in the transaction over the number that would have been issued upon conversion of the notes under their original terms, and will be reported in the Company’s third quarter 2005 financial results.

This announcement is neither an offer to exchange nor a solicitation of an offer to exchange any of these securities.  The exchanges are exempt from registration under Section 3(a)(9) of the Securities Act of 1933.

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About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases.  The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical companies.  Vertex’s product pipeline is principally focused on viral diseases, inflammation, autoimmune diseases and cancer.  Vertex co-promotes the HIV protease inhibitor, Lexiva®, with GlaxoSmithKline.

Lexiva® is a registered trademark of the GlaxoSmithKline group of companies.

Safe Harbor Statement

This press release may contain forward-looking statements, including statements that Vertex expects to close the transactions on September 9, 2005 and that Vertex estimates that it will incur a non-cash charge of approximately $36.0 million in connection with the note exchanges described above.  While management makes its best efforts to be accurate in making forward-looking statements, those statements are subject to risks and uncertainties that could cause our results to vary materially.  Those risks and uncertainties include the risk and uncertainty that our estimate of the amount of the charge will prove to be inaccurate, and other risks and uncertainties listed under Risk Factors in Vertex’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2005.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Vertex’s press releases are available at www.vrtx.com

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Vertex Contacts:

Lynne H. Brum, VP, Corporate Communications and Financial Planning, (617) 444-6614

Michael Partridge, Director, Corporate Communications, (617) 444-6108

Lora Pike, Manager, Investor Relations, (617) 444-6755